EXHIBIT 99.1

Contact:	Janice Monahan 480/693-5729

FOR IMMEDIATE RELEASE:         Wednesday, Feb. 4, 2004

AMERICA WEST REPORTS RECORD JANUARY TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of January 2004. Revenue passenger miles (RPMs) for January 2004 were a record 1.7 billion, an increase of 8.1 percent from January 2003. Capacity for January 2004 was a record 2.5 billion available seat miles (ASMs), up 4.9 percent from January 2003. The passenger load factor for the month of January was a record 67.9 percent versus 65.9 percent in January 2003.

     “We are pleased to report our tenth consecutive month of record load factors in January, which is typically one of our slower months,” said Scott Kirby, executive vice president, sales and marketing. “We’re also happy to have maintained flat unit revenues with a five percent increase in both stage length and available seat miles.”

     The following summarizes America West’s January traffic results for 2004 and 2003:

	Jan. 2004	Jan. 2003	% Change

Revenue Passenger Miles (000)	1,676,418	1,550,805	8.1
Available Seat Miles (000)	2,467,891	2,352,492	4.9
Load Factor (percent)	67.9	65.9	2.0 pts.
Enplanements	1,553,072	1,475,951	5.2

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica.

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